UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2011

EMULEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Susan Street Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 662-5600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Award of Performance-Based Units. The executive officers of the Company are eligible to receive equity awards under the Company’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”). In determining the size of grants of equity-based awards under the 2005 Plan, the Compensation Committee of the Board of Directors considers the level of overall compensation of each executive officer as well as prior grants to the executive officer, the executive’s prior performance and his or her expected contributions during the succeeding fiscal years. Effective August 22, 2011, the Compensation Committee approved the granting of “performance-based units” during its 2012 fiscal year to certain of its executive officers, which performance-based units shall consist of equity-based awards targeted specifically to the achievement of certain financial targets.

Specifically, 50% of the total equity-based awards eligible to be granted to the Company’s Chief Executive Officer and 30% of the total equity-based awards eligible to be granted to the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer will be designated as “performance-based units.” The performance-based units will be awarded to the Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer based on the percentage of the Company’s growth in designated performance metrics (including revenue) for fiscal 2012 over fiscal 2011 as compared to the percentage of the growth in such designated performance metrics for certain designated peer companies over the same period. The percentage of the targeted amount of performance-based units to be granted to each of these executive officers will range from 150% of the targeted performance-based units if the Company’s designated performance metrics places it in the 75th percentile relative to its peer companies down to 0% of the targeted amount if the Company’s designated performance metrics places it below the 25th percentile relative to its peer companies. All performance-based units shall take the form of restricted stock units granted under the 2005 Plan and will be granted on September 2, 2011 but are dependent upon the achievement of designated financial performance metrics for the Company’s 2012 fiscal year. Any restricted stock units for which designated performance metrics are satisfied will vest 30% upon the first anniversary of grant, 30% on the second anniversary of grant and 40% on the third anniversary of grant.

Amendment to Executive Incentive Plan. The Company maintains an Executive Incentive Plan (the “Incentive Plan”) which is intended to provide incentives to executive officers and other participants in the form of quarterly cash bonus payments based on Company performance against net revenue and net operating income targets established periodically and, in certain circumstances, other specified business goals. Each executive officer of the Company has a quarterly target award opportunity expressed as a percentage of quarterly gross base salary at the end of the quarter in question. The quarterly target award opportunity for the executives range from 10% to 100% of quarterly base salary (the “target award percentage”).  Effective August 22, 2011, the Compensation Committee of the Board of Directors of the Company approved certain amendments to the Incentive Plan. In particular, the Incentive Plan was amended to modify the target award opportunities for certain categories of executives (within the same range of target award percentages described above). In connection with these changes, with respect to the Company’s named executive officers, the target award percentage of the Company’s President and Chief Operating Officer was increased to 80% (from 70%).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION

Date: August 26, 2011	BY:	/s/Michael J. Rockenbach
Michael J. Rockenbach, Executive
Vice President, Chief Financial Officer, Secretary and Treasurer

3